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                                                                    Exhibit 5.01

                [LETTERHEAD OF O'SULLIVAN GRAEV & KARABELL, LLP]


                                                        January 15, 1998



                             K & F INDUSTRIES, INC.
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016

               9 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2007


Ladies and Gentlemen:



     We have acted as counsel to K & F Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement of the Company on Form S-4, as amended (File No. 333-40977) (as so amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act").


     This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation G-K under the Act.

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering the opinions set forth below including, without limitation, (i) the Registration Statement, (ii) the Indenture dated as of October 15, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (iv) the Amended and Restated By-laws of the Company, as amended through the date hereof and (v) the resolutions adopted by the Board of Directors of the Company at a meeting held on September 10, 1997 and by unanimous written consent in lieu of a meeting dated as of October 8, 1997. As to certain questions of fact material to the opinions contained herein, we have relied upon certificates or statements of officers of the Company and certificates of public officials.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and
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execution and delivery by such parties of such documents and the validity and binding effect thereof.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company is a validly existing corporation under the laws of the State of Delaware.

     2. The 9 1/4% Series B Senior Subordinated Notes Due 2007 of the Company have been duly authorized and, when issued upon consummation of the Exchange Offer (as defined in the Registration Statement) as contemplated by the Registration Statement and the Indenture, will be validly issued.

     Members of our firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                        Very truly yours,



                                        /s/  O'Sullivan Graev & Karabell, LLP